EXHIBIT 99.1

Accenture Chairman and CEO Joe W. Forehand to Step Down as CEO;
Will Retain Position of Chairman

Board Will Name New CEO by Mid-April

NEW YORK, March 30, 2004 — Accenture (NYSE: ACN) today announced that Joe W. Forehand will step down as chief executive officer of the company, retaining the position of chairman, effective Sept. 1, 2004.

Accenture’s board of directors has been actively involved in succession planning for the last two years and has identified a preferred internal candidate to succeed Mr. Forehand, 55. Under the company’s process for selecting a new CEO, the board is seeking additional input from Accenture’s 2,300 partners, its senior-most executives. This process is part of the agreement the company and the partners made in 2001 in connection with its IPO, through which partners are entitled to provide input to the CEO selection process should the board select a new CEO prior to July 2005.

The board, which has final authority to name the new CEO, is expected to announce its decision by mid-April.

Mr. Forehand will chair the board of directors, act as an advisor to his successor, and continue to provide input into Accenture’s business strategy. He will also continue to represent the company with clients, as well as with business and government leaders.

Mr. Forehand said: “I am delighted to have led Accenture through a period of enormous change. We have excelled at delivering client value and strengthening our leadership position in some of the most difficult economic conditions our industry has seen. Our success during my years as CEO is due to the talent and commitment of our 90,000 professionals around the world.”

“This is the right time to turn the reins over to my successor, who will lead Accenture through the next phase of our evolution,” he added. “Our business strategy is sound, our market is showing signs of improvement, and we continue to attract the very best people to deliver value to our clients. As chairman, I look forward to helping my successor guide Accenture into the future.”

Sir Mark Moody-Stuart, lead director of the Accenture Board, said Mr. Forehand has been instrumental in helping the company adapt and grow through significant internal and external change.

“Joe’s keen insight, exceptional knowledge of the business and strong sense of collaboration have been enormously helpful to the board during these early years of Accenture’s life as a public company,” Sir Mark said. “Joe has met every challenge with the unwavering resolve and sound judgment that distinguish true leaders, and has worked very openly with the board, both collectively and individually. We look forward to his continuing contributions as our chairman.”

About Accenture

Accenture is a global management consulting, technology services and outsourcing company. Committed to delivering innovation, Accenture collaborates with its clients to help them become high-performance businesses and governments. With deep industry and business process expertise, broad global resources and a proven track record, Accenture can mobilize the right people, skills, and technologies to help clients improve their performance. With approximately 90,000 people in 48 countries, the company generated net revenues of US$11.8 billion for the fiscal year ended Aug. 31, 2003. Its home page is www.accenture.com.